Exhibit 10.34
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 30, 2009 (the "Effective Date"), by and between SCOLR Pharma, Inc., a Delaware corporation ("Company"), and Bruce S. Morra ("Employee").

 The parties agree as follows:

1.	Employment.

1.1.
Title and Duties. Company hereby employs Employee as President and Chief Executive Officer, and Employee hereby accepts such employment, on the terms and conditions set forth herein. Employee shall perform such duties as are customary for the position of President and Chief Executive Officer and any additional such duties that Company's Board of Directors ("Board") may assign from time to time.

1.2.
Full-time and Best Efforts. Employee will expend Employee's best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interests of Company at all times and, subject to Section 1.4 below, will devote Employee's full business time and efforts to the performance of Employee's assigned duties to Company.

1.3.
Term. The employment relationship formed pursuant to this Agreement shall be effective for twelve months commencing on the Effective Date (the "Term").  The Term may be extended by mutual agreement of Employee and Company.

1.4.
Outside Activities. Employee may serve in various capacities for non-profit, charitable and educational organizations from time to time. Any such non-profit work that has the potential to interfere to any degree with Employee's services to Company must be disclosed to, and approved by, the Board. Employee agrees that he will not accept any position with, be employed by, provide any paid services, or serve on any Board of Directors for a profit organization or entity other than Company without the written approval of the Board; provided, that Employee may serve as a director of companies that do not compete with Company, and will not materially detract from Employee's responsibilities hereunder as determined in the sole judgment of the Board.  Company has agreed that Employee may continue to serve as a director of Unigene Laboratories, Inc., and InforMedix Holdings Inc.

2.	Compensation.

2.1.
Base Salary. As compensation for Employee's performance of Employee's duties hereunder, Company shall pay Employee an initial base salary ("Base Salary") of Three Hundred and Sixty Seven Thousand Five Hundred Dollars ($367,500) for the 12 month term, payable in accordance with the normal payroll practices of Company, less any amounts that Company is required by applicable federal, state or local law to withhold therefrom on account of employment, income or other taxes. Employee's Base Salary shall be reviewed annually by the Compensation Committee of the Board and may be increased (but not decreased without the consent of Employee) and such increased amount shall hereafter be his "Base Salary".

2.2.
Stock Options Upon execution of this Agreement, the Company shall grant Employee options to purchase 500,000 shares of Company's Common Stock under Company's 2004 Equity Incentive Plan (“Plan”) at an exercise price equal to the Closing Price of the Company’s Common Stock on the NYSE Alternext (“Closing Price”) on January 29, 2009. Options to purchase 250,000 shares of Company’s common Stock shall be fully vested upon execution of this Agreement. Options to purchase 125,000 shares of Company’s Common Stock shall vest on June 18, 2009, provided that Employee continues to serve as Chief Executive Officer on the vesting date. The remaining options shall vest on January 18, 2010, provided that Employee continues to serve as the Chief Executive Officer on the vesting date. Notwithstanding anything to the contrary contained in the Plan, Employee shall have one year from the date of termination of employment to exercise vested stock options as of the date of termination. Otherwise the options will be subject to the terms and conditions of the Plan and standard form of stock option agreement, which Employee will be required to sign as a condition of receiving the options.

2.3.	Bonuses.

a)
On January 4, 2010, the Company shall issue Employee 214,285 shares of the Company’s Common Stock (subject to availability under the Plan); provided, that in the event there are not sufficient shares available for issuance under the Plan to grant the full amount of such award, Employee will be issued such lesser number of shares as is available under the Plan and the remainder shall be issued when sufficient shares are available for issuance under the Plan. The Company shall use its best efforts to make the full amount of shares to be issued to Employee under this subsection available to Employee on the date due.

b)
Employee shall be eligible to receive a performance-based cash bonus at the end of 2009 in a targeted amount of up to 50% of Base Salary (as adjusted from time to time) based on the achievement of certain objectives approved by the Board of Directors in its sole discretion with the opportunity to receive a bonus of 100% of Base Salary if target goals are exceeded and Employee remains employed on the last day of the performance period. If Employee is terminated earlier by Company without Cause (as defined below), Employee shall be entitled to a pro-rated bonus to the date of termination (as calculated in 6.2). The bonus shall be based on the criteria established by the Board of Directors as described below applied on a basis consistent with the determination of bonus payments for other executive employees. The terms and amount of such bonus shall be determined by the Compensation Committee of the Board in its sole discretion, based on performance factors and objectives that are established no later than ninety (90) days after the first day of the fiscal year.  Any such bonus that becomes payable shall be made within 75 days after the end of the calendar year, with the actual payment timing during such period within Company's sole discretion.

3.	Benefits.

3.1.
Health, Other Welfare and Fringe Benefits. Employee will be eligible for all customary and usual health, other welfare and fringe benefits generally available to employees of Company, subject to the terms and conditions of Company's plan documents. Company reserves the right to change or eliminate its health, other welfare and fringe benefit programs on a prospective basis, at any time, effective upon notice to Employee. In addition, Employee will also receive $500 per month for automobile allowance.  Company’s health, other welfare and fringe benefits, along with the automobile allowance, shall be collectively referred to as the “Other Benefits”.

3.2.
Vacation and Personal Days. Employee will be entitled to accrue vacation of four (4) weeks per year in accordance with Company's vacation policy and one (1) week per year for personal days, for Employees other business . Vacation and personal days may be carried over from year to year and any accrued but unused vacation will be paid to Employee as additional compensation at the time of Employee's termination of employment.  Employee will be responsible for written reporting of vacation time on a timely basis.

3.3.
Relocation and Temporary Living Expenses. Company will reimburse Employee up to a maximum amount of thirty thousand dollars ($30,000) for actual living expenses in the Bothell area, reasonable expenses related to moving his family and possessions to the Bothell area from both Utah and New Jersey, trips for Employee and his spouse to assist with relocation, and replacement of furniture and other household items that Employee decides not to move to the Bothell area. Payment shall be made upon receipt of documentation for actual expenses.

3.4.
Fees. Company shall pay reasonable professional fees incurred by Employee, and an appropriate gross up for applicable federal income taxes, to negotiate and prepare this Agreement in an amount not to exceed Ten Thousand Dollars ($10,000).

4.
Business Expenses. Company will reimburse Employee for all reasonable out-of-pocket expenses incurred in the performance of Employee's duties on behalf of Company in accordance with Company's policies.

5.
Director. As long as Employee is serving as the Chief Executive Officer and President of Company, the Board of Directors agrees to nominate Employee for election by the stockholders to serve as a director of Company.

6.	Termination of Employee's Employment.

6.1.
Termination for Cause by Company, Disability or Death. Company may terminate Employee's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as (a) Employee's indictment for, or conviction (or plea of nolo contendere) of fraud, embezzlement, misappropriation, or any felony or any misdemeanor involving an act of moral turpitude; (b) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee's obligations to Company or otherwise relating to the business of Company; (c) Employee's material breach of this Agreement, Company's Code of Conduct or Company's Confidentiality and Non-Compete Agreement, following written notice and a 30-day opportunity to cure, or (d) any similar or related act or failure to act which is materially injurious to Company., following written notice and a 30 day opportunity to cure. In the event that Employee's employment is terminated in for Cause, or if Employee's employment is terminated because of Employee's death or Employee's inability to perform the essential functions of the position, with or without reasonable accommodation, due to a mental or physical disability, where such inability continues for a period or periods aggregating ninety (90) calendar days in any 12-month period, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination and any of the Other Benefits (including without limitation any applicable disability insurance) and expense reimbursements to which Employee is entitled under Sections 3 and 4 above and otherwise by virtue of his prior employment by Company or as required by law (collectively, the "Standard Entitlements"). All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance Package described in Section 6.2 or 6.4 below or any part thereof.

6.2.
Termination Without Cause by Company/Severance. Company may terminate Employee's employment under this Agreement without Cause at any time upon written notice to Employee. In the event of such termination, whether during or at the end of the Term, Employee will receive the Standard Entitlements plus a prorated portion (based on the percentage of the year actually employed by the Company) of the bonus for the year of termination; provided that such bonus will be a minimum of 25% and maximum of 75% of the Base Salary. The remainder of the bonus, if any, will be paid based on the average percentage of bonus awards (as a ratio to target) for the Company’s other executive officers. The minimum 25% bonus will be paid to Employee at the same time as the Standard Entitlements and any additional bonus shall be paid to Employee at the time bonus payments are made to Company’s other executive employees. Employee will also receive a "Severance Package" consisting of (a) a lump sum cash payment equal to twelve (12) months of Employee's Base Salary in effect and bonus (as calculated above) on the date of termination, and (b) for a period of twelve (12) months following the date of termination, continued medical coverage at Company's expense pursuant to COBRA at existing levels as of the date of termination, and Other Benefits to the extent the applicable plans provide continuation coverage to non-employees. Notwithstanding the foregoing sentence, in the event  this Agreement is extended beyond the initial Term, the Severance Package payable to Employee will be increased to sixteen (16) months of Base Salary and bonus (as calculated above), and continuation of medical and Other Benefits at Company’s expense for sixteen (16) months. Company shall provide Employee with at least thirty days notice if it determines not to extend this Agreement. The payment of the Severance Package is payable in a lump sum on the 45tth day following Employee's termination date and is contingent upon Employee's satisfaction of the Severance Conditions described below. All other Company obligations to Employee pursuant to this Agreement will be automatically terminated and completely extinguished.

6.3.
Voluntary Resignation by Employee With Good Reason. Employee will be deemed to have resigned for “Good Reason” if Employee resigns within ninety (90) days after any of the following have occurred, without Employee’s written consent, and after the expiration of the notice and cure periods described in this paragraph above: (a) Company reduces the level of Employee’s responsibilities or changes Employee’s duties so that Employee’s duties are no longer consistent with the position of a Chief Executive Officer; (b) Company reduces Employee’s Base Salary; (c) Company relocates Employee’s principal place of work to a location more than fifty (50) miles from its current location in Bothell, WA; or (d) Company fails to assign the terms of this Agreement to any successors contemplated in Section 13.1.  Notwithstanding the foregoing, Employee’s resignation as a result of any of the foregoing conditions shall be considered a Voluntary Resignation by Employee Without Good Reason (as described in Section 6.4) unless Employee shall have provided written notification to Company of the condition(s) allegedly constituting Good Reason and Company shall have failed to correct such condition(s) within ten (10) days after Company’s receipt of such notice.

In the event that Employee voluntarily resigns with Good Reason, Employee will receive the Standard Entitlements plus a prorated portion of the bonus for the year of termination, (as calculated in 6.2, Termination Without Cause by Company/Severance) and a "Severance Package" consisting of (a) a lump sum cash payment equal to twelve (12) months of Employee's Base Salary in effect and bonus (as calculated above) on the date of termination, and (b) for a period of twelve (12) months following the date of termination, continued medical coverage at Company's expense pursuant to COBRA at existing levels as of the date of termination, and Other Benefits to the extent the applicable plans provide continuation coverage to non-employees. Notwithstanding the foregoing sentence, in the event Company determines to extend this Agreement beyond the initial Term, the Severance Package payable to Employee will be increased to sixteen (16) months of Base Salary and bonus (as calculated above), and continuation of medical and Other Benefits at Company’s expense for sixteen (16) months.

6.4.
Voluntary Resignation by Employee Without Good Reason. Employee may voluntarily resign Employee's position with Company for any reason or no reason on sixty (60) days' advance written notice to Company. In the event of Employee's resignation under such circumstances, Employee will be entitled to receive the Standard Entitlements, including salary and benefits for the sixty (60) day notice period, but no other salary or benefits for the remaining months of the current Term, if any. Company may, in its sole discretion, elect to waive all or any part of such notice period provided that Employee will be entitled to receive payment of salary and Standard Entitlements for the full sixty (60) day period. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Employee will not be entitled to receive the Severance Package described in subsection 6.2 or 6.4 herein.

6.5.
Voluntary Resignation by Employee for Good Reason Following a Change of Control.  In the event that in connection with or within three (3) months prior to a 409A Change of Control (as defined below) or twelve (12) months following a Change of Control (as defined below) Employee resigns for Good Reason (as defined above in 6.3), following thirty (30) days’ advance written notice to Company and Company's failure to cure the condition(s) giving rise to Good Reason within thirty (30) days following such notice, provided that Company may, in its sole discretion, elect to waive all or any part of such notice period, Employee will be entitled to receive the Standard Entitlements and the Change of Control Severance Package described below, contingent on the satisfaction of the Severance Conditions.  As long as Employee provides the required notice, Employee will be paid the Standard Entitlements for the duration of the required notice period, even if Company elects to relieve Employee of Employee‘s duties at an earlier time.  All other Company obligations to Employee pursuant to this Agreement other than the Change of Control Severance Package will become automatically terminated and completely extinguished.

For purposes of this Agreement, the “Change of Control Severance Package” shall include the following:

a)
a payment equal to sixteen (16) months of Employee’s Base Salary and bonus in effect on the date of termination (bonus calculated as set forth in Section 6.2,), less required deductions, payable in a lump sum on the 45th day following Employee's termination date;

b)
payment of the premiums required to continue Employee’s group health care coverage pursuant to COBRA for a period of sixteen (16) months following the date of termination, provided Employee elects to continue and remains eligible for such benefits and does not become eligible for health coverage through another employer during this period, and payment for continuation of the Other Benefits for sixteen (16) months; and

c)
100% acceleration of vesting, as of the termination date, of all of the then-unvested equity awards under this agreement and any employee benefit plan of Company held by Employee at the time of such termination.

6.6.	Change of Control.

a)
280G/Limitation of Payments and Benefits.  If, due to the benefits provided under this Agreement, Employee is subject to any excise tax due to characterization of any amounts payable under such sections as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”), the amounts payable under such sections will be restructured (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.

b)	A “Change in Control” is defined as any one of the following occurrences:

i.
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of Company’s then-outstanding securities;

ii.	the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated);

iii.
Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

iv.	the dissolution or liquidation of Company.

c)	A “409A Change of Control” is defined as a Change of Control that also constitutes a “Change of Control event” within the meaning of Section 409A.

6.7.
Conditions to Receive and Payment of Severance Package.  A Severance Package pursuant to Sections 6.2 and 6.4, as applicable, will be paid provided Employee satisfies all of the following conditions (the “Severance Conditions”):

a)
Employee executes, at the time of Employee’s termination of employment and within the same taxable year, or, if later, before the expiration of any applicable statutory revocation period, a full general release, releasing all claims, known or unknown, Employee may have against Company, its employees, officers, directors, agents and other affiliates, arising out of or any way related to Employee’s employment or termination of employment with Company.

b)	Employee complies with all surviving provisions of this Agreement.

6.8.
Section 409A Compliance.  The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  If Company or Employee reasonably determines that any provision of this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

a)
Notwithstanding any provision in this Agreement to the contrary, in the event Employee is a “specified employee” as defined in Section 409A, any amounts payable under this Agreement that are subject to the requirements of Section 409A and to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee (or, in the event of Employee's death, to Employee's estate) in a lump sum on the first business day after the earlier of the date that is six months following Employee's separation from service or Employee's death, with Company to additionally pay interest at a reasonable rate on such delayed payments for the period from the payment due date (determined without regard to this paragraph) until the actual payment date, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

b)	No amounts shall be transferred with respect to this Agreement in a manner that could result in income inclusion pursuant to Section 409A(b)(3) of the Code.

c)	To the extent that any payments due under this Agreement are conditioned on Employee’s termination of employment or similar event and also subject to the requirements of Section 409A, such payments shall be made only if such termination of employment or similar event constitutes a “separation from service” within the meaning of Section 409A.

d)
To the extent that any reimbursement of any expense or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to Employee, such amounts shall be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and Employee’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit.

e)
Company hereby informs Employee that the federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change.  Employee hereby acknowledges that Company has advised Employee that Employee should consult with Employee’s own personal tax or financial advisor in connection with this Agreement and its tax consequences.  Employee understands and agrees that Company has no obligation and no responsibility to provide Employee with any tax or other legal advice in connection with this Agreement.  Employee agrees that Employee shall bear sole and exclusive responsibility for any and all adverse federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement, and fully indemnifies and holds Company harmless therefor, except to the extent any such tax consequences relate to Company's violation of this Agreement, negligence or willful misconduct.

6.9.
Taxes and Withholdings.  Company may withhold from any amounts payable under this Agreement, including any benefits or severance pay, such federal, state, local or international taxes as may be required to be withheld pursuant to applicable law or regulations.

7.
No Conflict of Interest. During the term of Employee's employment with Company, Employee will not either directly or indirectly, whether as a owner, director, officer, manager, consultant, agent or employee, work for a competitor, which is defined as any company that is developing formulations for extended release oral delivery of small molecules via routes that would directly compete with SCOLR, but excluding, for example, companies engaged in delivery of peptides or proteins, such as Unigene Laboratories, Inc. ("Restricted Business"). However Employee may continue to serve in the positions identified in Section 1.4.

8.	Proprietary Information. Employee agrees to sign, and abide by Company's Confidentiality and Non-Compete Agreement, which is provided with this Agreement and incorporated herein by reference.

9.	Post-Termination Non-Competition.

9.1.
Consideration For Promise To Refrain From Competing. Employee agrees that Employee's services are special and unique, that Company's disclosure of confidential, proprietary information and specialized training and knowledge to Employee, and that Employee's compensation and benefits and severance, as applicable, are partly in consideration of and conditioned upon Employee not competing with Company. Employee acknowledges that such consideration for Employee's services under this Agreement is adequate consideration for Employee's promises contained within this Section 9.

9.2.
Promise To Refrain From Competing. In exchange for the consideration described in subsection 9.1 above, Employee agrees that for the period of six (6) months following the date Employee ceases to be employed as Chief Executive Officer of the Company, Employee will not either directly or indirectly, whether as a owner, director, officer, manager, consultant, agent or employee work for a Restricted Business. For purposes of this Section 9, the term "Company" shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Employee may serve as a director, officer or employee at the request of Company or any successor of Company.

9.3.
Reasonableness of Restrictions. Employee represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 9 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Employee. Employee expressly acknowledges that Company competes on a nationwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company's trade secrets and other confidential and proprietary information.

9.4.
Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 9 and its subsections is unenforceable, the restrictions under this Section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

10.
Non-Solicitation. Employee agrees that during the term of this Agreement and for a period of six (6) months after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or recruiting any of Company's employees or causing others to solicit or encourage or recruit any of Company's employees to discontinue their employment with Company.

11.
Right To Injunction/Costs Of Enforcement. Employee acknowledges that Company will suffer immediate and irreparable harm that will not be compensable by damages alone in the event Employee repudiates or breaches Section 7, 8, 9 or 10 or threatens or attempts to do so. In the event of any such breach or any threatened or attempted breach, Employee agrees that Company, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to obtain temporary, preliminary and permanent injunctions to prevent or restrain any such breach, and Company shall not be required to post a bond as a condition for the granting of such relief.

12.
Agreement to Arbitrate. To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment. Claims for workers' compensation, unemployment insurance benefits and Company's right to obtain injunctive relief pursuant to Section 11 above are excluded. The arbitration will be conducted in Seattle, Washington by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Washington, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof. Each party initially shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. The arbitrator shall have discretion to award to the prevailing party its arbitration costs and hearing fees. The parties acknowledge that standard statute of limitations will apply and arbitration shall constitute an “action” for purposes of the statutes of limitation.

13.	General Provisions.

13.1.
Assignment. The rights and obligations of Company under this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of Company. Employee shall not be entitled to assign any of Employee's rights or obligations under this Agreement.

13.2.
Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3.
Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.4.
Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Legal counsel representing Company has drafted this Agreement and Employee has been represented by independent counsel. Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.5.
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Washington. Each party consents to the jurisdiction and venue of the state or federal courts in Seattle, Washington, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.6.
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by five (5) days following deposit in the U.S. Mail, certified or registered mail, postage prepaid and return receipt requested. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

IF TO COMPANY, TO:                                           SCOLR Pharma, Inc.
19204 North Creek Pkwy, Ste 100
Bothell, WA  98011

IF TO EMPLOYEE, TO:                                           Bruce S. Morra
51 Spring House Lane
Basking Ridge, NJ 07920
With copy via email to brucemorra@gmail.com

13.7.
Survival. Sections 7 ("No Conflict of Interest"), 8 ("Confidentiality and Proprietary Information"), 9 ("Post-Termination Non-Competition"), 10 ("Nonsolicitation"), 13 ("General Provisions") and 14 ("Entire Agreement") of this Agreement shall survive Employee's employment by Company.

14.
Entire Agreement. This Agreement, including Employee's Confidentiality and Non-Compete Agreement incorporated herein by reference and the Plan and related option documents described in Subsection 2.3, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, AND FULLY UNDERSTAND EACH AND EVERY PROVISION. WHEREFORE, THE PARTIES HAVE EXECUTED AND MADE THIS AGREEMENT EFFECTIVE AS OF THE DATE SET FORTH ABOVE.

"Company"                                                                          SCOLR Pharma, Inc.

By

/s/ Michael N. Taglich
__________________________________________
                                Michael N. Taglich, Chairman of the Board

"Employee"

/s/ Bruce S. Morra
__________________________________________

Bruce S. Morra